Exhibit 10.4

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”), by and between X4 Pharmaceuticals, Inc. (“Company”) and Adam S. Mostafa (“Executive”), is made and entered into as of the date the Agreement is approved by the Company’s Board of Directors (the “Board”) or an appropriate committee thereof (the “Effective Date”).

WHEREAS, Company entered into that certain Agreement and Plan of Merger, dated as of November 26, 2018 (as amended, the “Merger Agreement”), with Arsanis, Inc. (“Arsanis”) and Artemis AC Corp. (“Merger Sub”) whereby Merger Sub shall merge with and into Company and Company shall become a wholly-owned subsidiary of Arsanis (the “Arsanis Merger”);

WHEREAS, Company wishes to continue employing Executive to serve as its Chief Financial Officer contingent on the successful consummation of the Arsanis Merger;

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so; and

WHEREAS, Executive and Company desire to enter into this Amended and Restated Executive Employment Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Title and Duties. Contingent on the successful consummation of the Arsanis Merger, and subject to the terms and conditions of this Agreement, Executive’s position with Company shall be Chief Financial Officer (“CFO”), reporting to Company’s Chief Executive Officer (“CEO”) or the CEO’s designee. Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as reasonably determined by Company in its sole discretion. While serving as CFO hereunder, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company, provided that nothing contained in this Section 1 shall prevent or limit: (a) Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of (i) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (ii) any publicly held entity, so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity; (b) Executive’s participation in civic and charitable activities, including as a member of a board of a civic or charitable organization, so long as such activities do not interfere with Executive’s performance of Executive’s duties hereunder; and (c) Executive’s performance of consulting services for the entities listed on Exhibit A hereto, provided that such services are limited to 2 hours per month for each listed entity via phone or email (i.e., not in person), and are performed outside of business hours and otherwise in a manner that does not interfere with Executive’s performance of Executive’s duties hereunder.

2. Term; Termination.

(a) Term. Subject to the terms hereof and contingent on the successful consummation of the Arsanis Merger, Executive’s employment hereunder shall become effective on March 13, 2019 (the “Commencement Date”) and shall continue until terminated hereunder by either party (such term of employment shall be referred to herein as the “Term”).

(b) Termination by Company. Notwithstanding anything else contained in this Agreement, Company may terminate Executive’s employment hereunder as follows:

(i) For Cause. Company may terminate Executive’s employment for Cause (as defined below) by written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company, provided that if Executive has cured the circumstances giving rise to Cause (as such cure right may be applicable pursuant to the terms and conditions set forth below) then such termination shall not be effective.

(ii) Without Cause. Company may terminate Executive’s employment without Cause, by written notice by Company to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective ninety (90) days after the date of such notice or such later date as specified in writing by Company.

For the purposes of this Agreement, “Cause” shall mean: (A) fraud, embezzlement, or illegal misconduct in connection with Executive’s duties under this Agreement; (B) conviction of a felony involving fraud, dishonesty or breach of trust; (C) willful misconduct or gross negligence in the performance of the duties delegated to Executive; (D) material breach of this Agreement; or (E) material breach of any non-competition, non-solicitation, non-disclosure, and intellectual property assignment agreement between Executive and Company; provided that “Cause” shall not be deemed to have occurred pursuant to subsections (C) or (D) hereof unless Executive has first received written notice specifying in reasonable detail the particulars of such ground and that Company intends to terminate Executive’s employment hereunder for such ground, and if such ground is curable, Executive has failed to cure such ground within a period of thirty (30) days from the date of his receipt of such notice.

(c) Termination by Executive. Notwithstanding anything else contained in this Agreement, Executive may terminate Executive’s employment hereunder as follows:

(i) For Good Reason. Executive may terminate Executive’s employment for Good Reason (as defined below) by written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to Good Reason then such termination shall not be effective; or

(ii) Without Good Reason. Executive may terminate Executive’s employment without Good Reason by written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective ninety (90) days after the date of such notice.

For the purposes of this Agreement, “Good Reason” shall mean: (A) a material reduction in Executive’s then-current Base Salary; (B) a material diminution in Executive’s authority, duties, or responsibilities; (C) a material change in the geographic location at which the Executive provides services to the Company outside of a fifty (50) mile radius from the then-current location; or (D) any action or inaction by Company that constitutes a material breach of this Agreement; provided that “Good Reason” shall not be deemed to have occurred unless: (1) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth above within thirty (30) days of such ground first occurring, (2) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) Executive terminates Executive’s employment within seventy five (75) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

(d) Termination Due to Disability. Notwithstanding anything else contained in this Agreement, Company may terminate Executive’s employment due to Executive’s Disability (as defined below) by written notice to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company. For the purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be determined by the Board after consultation with a medical expert appointed by mutual agreement between Company and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

3. Compensation.

(a) Base Salary. While Executive is employed hereunder, Executive shall earn a base salary at the annual rate approved by the Board or an appropriate committee thereof (as may be changed from time-to-time, the “Base Salary”). The Base Salary shall be payable in substantially equal periodic installments, at least on a monthly basis, in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(b) Annual Bonus. Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) for all years in which Executive is employed by Company hereunder. The Annual Bonus potential shall be in an amount approved by the Board or an appropriate committee thereof, but under no circumstances shall the Annual Bonus potential be less than twenty-five percent (25%) of Executive’s then Base Salary (provided that, as stated below, the amount of any Annual Bonus remains in the Board’s discretion). The amount of the Annual Bonus shall be based on factors such as Executive’s work performance, Company’s financial performance, Company’s business forecasts, Company’s determination of Executive’s achievement of milestones for the applicable year, and economic conditions generally. The actual amount of the Annual Bonus shall be determined by the Board in its sole discretion. The Annual Bonus shall be paid to Executive in no event later than March 15th of the calendar year immediately following the calendar year to which it pertains. Executive must be employed by Company at the time that the Annual Bonus is paid in order to be eligible for, and to be deemed as having earned, such Annual Bonus. Company shall deduct from the Annual Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(c) Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to employees at the same level as Executive. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(d) Vacation. Consistent with Company’s current policy and given Executive’s tenure with Company, Executive shall be eligible to accrue up to fifteen (15) days of vacation per year, to be scheduled to minimize disruption to Company’s operations. Executive’s vacation use, accrual and carryover shall be subject to the terms and conditions of Company’s vacation policy in effect from time to time.

(e) Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Code and the rules and regulations thereunder, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f) Indemnification. Executive shall be eligible for coverage under Company Directors’ and Officers’ (“D&O”) insurance policies to the same extent and in the same manner to which Company’s similarly situated executives are entitled to coverage under Company D&O insurance policies, subject to the terms and conditions of any such Company D&O insurance policies.

4. Termination Payments; Severance Benefit.

(a) Payment of Accrued Obligations. Regardless of the reason for any employment termination hereunder, Company shall pay to Executive: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment and has not yet been paid; (ii) the portion of Executive’s vacation days that have accrued prior to any termination of Executive’s employment and has not yet been used; and (iii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and has not yet been reimbursed (together, the “Accrued Obligations”) promptly following the effective date of termination, and otherwise within any timeframe required by law. Executive’s entitlement to other compensation or benefits under any Company plan or policy shall be governed by and determined in accordance with the terms of such plan or policy, except as otherwise specified in this Agreement. In the event of Company’s termination of Executive’s employment for Cause or Executive’s termination of Executive’s employment without Good Reason, Executive shall be eligible for the Accrued Obligations and shall not be eligible for any severance or severance-type payments, other than as expressly set forth herein.

(b) Severance in the Event of Termination Without Cause or Resignation for Good Reason. Subject to the terms and conditions of Section 4(d), in the event that Executive’s employment hereunder is terminated by Company without Cause or terminated by Executive for Good Reason, then, in addition to the Accrued Obligations:

(i) Company shall pay Executive an amount equal to continuation of Executive’s monthly Base Salary for a six (6) month period, with such payments to be made in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

(ii) Company shall pay Executive a pro-rata portion of Executive’s at-target Annual Bonus for the calendar year in which the termination occurs based on the period worked by Executive during such calendar year prior to termination, with such payment to be made in on one lump sum in accordance with Company’s normal payroll practices and schedules, less all customary and required taxes and employment-related deductions.

(iii) In the event that Executive is eligible for coverage under a Company health insurance plan and Executive has elected to have coverage thereunder and was covered thereunder prior to termination, and in the event that Executive chooses to exercise Executive’s right under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue Executive’s participation in such plan, Company shall pay its normal share of the costs for such coverage for a period of up to six (6) months from termination, to the same extent that such insurance is provided to persons then currently employed by Company. Company shall deduct from each of the installments due under Section 4(b)(i) the portion of the monthly premium due from Executive in accordance with the terms of such coverage. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date Executive becomes eligible to receive health insurance benefits through any other employer, and Executive agrees to provide Company with written notice immediately upon becoming eligible for such benefits. Executive’s acceptance of any payment on Executive’s behalf or coverage provided hereunder shall be an express representation to Company that Executive has no such eligibility.

(iv) Executive shall become vested in the additional number of outstanding time-based equity awards granted to Executive by Company that would have otherwise vested had Executive remained in employment for an additional six (6) months after the termination date.

Subsections (i), (ii), (iii) and (iv) are referred to as the Severance Benefit. The Severance Benefit is expressly subject to the conditions described above and in Section 4(d) below. Any payment or benefit made as part of such Severance Benefit shall be paid less all customary and required taxes and employment-related deductions.

(c) Accelerated Vesting in Event of Termination without Cause or Resignation for Good Reason Following Change of Control. Subject to the terms and conditions of Section 4(d), in the event that a Change of Control (as defined below) occurs and within a period of one (1) year following the Change of Control the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, then Executive automatically shall become vested in one hundred percent (100%) of outstanding time-based equity awards granted to Executive by Company. The above-described vesting is expressly subject to the conditions described in Section 4(d), and shall be provided less all customary and required taxes and employment-related deductions. For purposes of this section, a “Change of Control” shall mean the occurrence of any of the following events: (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing fifty percent (50%) or more of the total voting power represented by Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by Company, or any affiliate, parent or subsidiary of Company, or by any employee benefit plan of Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by Company of all or substantially all of Company’s assets.

(d) Conditions. Company shall not be obligated to provide Executive any payment, benefit and/or vesting described in Section 4(b) or Section 4(c) unless and until Executive has executed without revocation a separation agreement in a form acceptable to Company, which must be signed by Executive, returned to Company and be enforceable and irrevocable no later than sixty (60) days following Executive’s separation from service (the “Review Period”), and which shall include, at a minimum, the provision of separation pay and benefits due from Company to Executive as applicable, a complete general release of claims against Company and its affiliated entities and each of their officers, directors and employees, and terms relating to non-disparagement, non-competition, confidentiality, cooperation and the like similar in scope, duration and substance to those terms set forth in the agreement described in Section 5 below. If

Executive executes and does not revoke such agreement within the Review Period, then provision of payments, benefits and/or vesting shall commence on the first (1st) day following the Review Period, provided that if the last day of the Review Period occurs in the calendar year following the year of termination, then the payment shall not commence until January 2 of such subsequent calendar year, and further provided that, as applied to Section 4(b)(i), (ii) and (iii) as applicable, the first payments/benefits shall include in a lump sum all amounts that were otherwise payable to Executive from the date of Executive’s separation from service occurred through such first payment.

(e) COBRA. If the payment of any COBRA or health insurance premiums by Company on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the COBRA premiums paid by Company shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If Company determines in its sole discretion that it cannot provide the COBRA benefits described herein under Company’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the separation date for the remaining portion of the period for which Executive shall receive the payments described in Sections 4(b) or 4(c) above.

(f) No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in this Section shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive’s employment under this Agreement.

(g) No Mitigation of Damages Offset. Except as otherwise may be expressly provided herein, Executive shall not be required to mitigate any amounts due or provided him under this Agreement by seeking other employment or otherwise. Any payments made by Company to Executive after the termination of employment shall not be reduced by any compensation Executive receives from any subsequent employment or source.

5. Non-Competition, Non-Solicitation, Non-Disclosure Agreement. Executive has signed and agrees to continue to abide by Company’s Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property Agreement.

6. Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Section 4 constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i) Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b) It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

7. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing.

Notices to Company shall be sent to:

X4 Pharmaceuticals, Inc.

955 Massachusetts Ave., 4th Floor

Cambridge, MA 02139

Attention: Chair, Board of Directors

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA, 02111

Attn: John J. Cheney, Esq.

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d) Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e) Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of Massachusetts without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g) Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ADAM S. MOSTAFA	X4 PHARMACEUTICALS, INC.

/s/ Adam S. Mostafa	/s/ Paula M. Ragan, Ph.D.
Name: Adam S. Mostafa	Name: Paula M. Ragan, Ph.D.
Title: CEO

Address:	Address: 955 Massachusetts Avenue
Cambridge, MA 02139

EXHIBIT A

PERMITTED CONSULTING ENGAGEMENTS

•	Cumberland Pharmaceuticals

•	Abmed

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